EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 8, 2004, accompanying the consolidated financial statements of Reptron Electronics, Inc. and our report dated March 8, 2004 accompanying the schedule of Reptron Electronics, Inc., that are included in the Company’s Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Reptron Electronics, Inc., on Forms S-8 (File No. 33-103936, effective March 19, 2003, File No. 333-28727, effective June 6, 1997 and File No. 33-87854, effective December 22, 1994).

GRANT THORNTON LLP

Tampa, Florida

March 8, 2004